UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SMART Modular Technologies (WWH), Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
December 18, 2009
To our Shareholders:
On behalf of the Board of Directors and management, I cordially invite you to attend the 2010 Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc. Our annual meeting will be held on Tuesday, January 26, 2010 at 10:00 a.m. (PST), at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, California 94560.
We describe in detail the actions we expect to take at our annual meeting in the attached Notice of 2010 Annual General Meeting of Shareholders and proxy statement.
Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal 2009. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements. The proxy statement and annual report to shareholders also are available at www.edocumentview.com/smod.
Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend this meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy does NOT deprive you of your right to attend this meeting and to vote your shares in person for the matters acted upon at this meeting.
We look forward to seeing you at our annual meeting.
Sincerely,

Iain MacKenzie
President and Chief Executive Officer

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	January 26, 2010

Time:	Doors open at 9:30 a.m. (PST) Meeting begins at 10:00 a.m. (PST)

Place:	Courtyard by Marriott 34905 Newark Blvd. Newark, California 94560

Purposes:	• Elect our directors

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm

• Conduct other business that may properly come before the meeting or any adjournment or postponement thereof

Who Can Vote:	December 4, 2009 is the record date for voting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the Board of Directors are enclosed herewith. Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.
Sincerely,
Ann T. Nguyen
General Counsel and Corporate Secretary
Newark, California
December 18, 2009

SMART MODULAR TECHNOLOGIES (WWH), INC.
2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
PROXY STATEMENT
dated December 18, 2009
FOR 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held January 26, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING
Your vote is very important. For this reason, our Board of Directors is requesting that you permit your ordinary shares to be represented at our 2010 Annual General Meeting of Shareholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.
General Information
The Board of Directors of SMART Modular Technologies (WWH), Inc., referred to in this proxy statement as “SMART” or “we”, is soliciting the enclosed proxy for use at our annual general meeting of shareholders to be held January 26, 2010 at 10:00 a.m. (PST) or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the Courtyard by Marriott, located at 34905 Newark Blvd., Newark, California 94560.
This proxy statement and the enclosed proxy card will be mailed on or before December 18, 2009 to all shareholders entitled to vote at the meeting.
Who May Vote at Our Annual Meeting
All holders of our ordinary shares, as reflected in our records at the close of business on December 4, 2009, the record date for voting, may vote at the meeting.
Each ordinary share that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 62,032,356 ordinary shares.
Holding Shares as a “Beneficial Owner” (or in “Street Name”)
Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, we are sending these proxy materials directly to you. As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your vote.
Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you bring to the meeting a proxy properly executed by your broker, bank or in your favor.

How to Vote
You may vote in person at the meeting or by proxy. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.
How Proxies Work
This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the meeting and at any adjournment of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting. Under Cayman Islands law, holders of our ordinary shares do not have appraisal rights with respect to matters to be voted on at the meeting.
If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted:
•	FOR the election of each of the named nominees for director;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and
•	with respect to any other matter that may come before the meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.
If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.
Changing Your Vote
You have the right to revoke your previously submitted proxy at any time before the meeting.
If you are a shareholder of record, you may revoke your proxy before it is voted by:
•	submitting a new proxy with a date later than the date of your previously submitted proxy;
•	notifying our Corporate Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the meeting.
If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.
Attending in Person
Any shareholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.
If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting a proxy properly executed by your broker, bank or in your favor.

Votes Needed to Hold the Meeting and Approve Proposals
In order to carry on the business of the meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the meeting, either in person or by proxy. Only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. We believe that the election of directors and ratification of the appointment of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.
The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the meeting is necessary to approve the election of the director nominees. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the shareholders at the meeting generally will require the affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on that matter.
TPG Capital, L.P. or TPG, and Shah Capital Partners, holders of approximately 19.1% of our ordinary shares as of November 15, 2009, have informed us that they intend to vote all of their shares in favor of the nominated slate of directors and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.
Cost of Proxy Solicitation
We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.
Deadline for Receipt of Shareholder Proposals for the 2011 Annual Meeting
If you wish to submit a proposal for inclusion in the proxy statement for our 2011 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we must receive your proposal at the address below no later than August 20, 2010.
Contacting Us
If you have questions or would like more information about the meeting, you can contact us in either of the following ways:

• By telephone:	(510) 623-1231	• By writing:	Ann T. Nguyen
General Counsel and Corporate Secretary
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, CA 94560
FISCAL YEAR-END
SMART’s fiscal year ends on the last Friday in August. Fiscal 2009 ended on August 28, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of November 15, 2009 by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding ordinary shares, (2) each of our current executive officers named under the “Summary Compensation Table,” (3) each of our directors, and (4) all of our executive officers and directors as a group.
Percentage of ownership is based on 62,032,216 ordinary shares outstanding as of November 15, 2009. Beneficial ownership, which excludes unvested restricted stock units, is calculated based on Securities and Exchange Commission (“SEC”) requirements. These requirements treat as outstanding all ordinary shares that a person would receive upon exercise of options or warrants held by that person that are immediately exercisable or exercisable within 60 days after November 15, 2009. Shares issuable pursuant to options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of shares beneficially owned by such holder, but are not deemed outstanding for computing the percentage of any other person.
Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Greater than 5% Shareholders and Section 13(g) Filers:

TPG Advisors III, Inc. (1)(4)	2,580,950	4.2%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
TPG Advisors IV, Inc. (2)(4)	3,959,395	6.4%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
T3 Advisors II, Inc. (3)(4)	3,270,168	5.3%
301 Commerce St., Ste. 3300 Fort Worth, TX 76102
Fidelity Management and Research Company	6,150,000	10.0%
82 Devonshire Street Boston, MA 02109
Invesco Aim Management Group, Inc.	5,965,000	9.6%
c/o: Invesco Aim Investment Services, Inc. 11 Greenway Plaza, Suite 100 Houston, TX 77046
Invesco Trimark	3,394,200	5.5%
5140 Yonge Street, Suite 900 Toronto, Ontario M2N 6X7
Royce and Associates LLC	3,365,000	5.4%
745 Fifth Avenue New York, NY 10151
Pyramis Global Advisors LLC	3,250,247	5.2%
900 Salem Street Smithfield, RI 02917

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Named Executive Officers and Directors:

Iain MacKenzie (5)	1,303,165	2.1%
Barry Zwarenstein (6)	73,437	*
Alan Marten (7)	533,203	*
Wayne Eisenberg (8)	393,107	*
John (Jack) Moyer (9)	89,583	*
Kimberly E. Alexy (10)	—	—
Eugene Frantz (11)	—	—
Dennis McKenna (12)	—	—
Harry W. (Webb) McKinney (13)	40,833	*
Dr. C.S. Park (14)	55,500	*
Mukesh Patel (15)	504,516	*
Ajay Shah (16)	2,008,881	3.2%
Clifton Thomas Weatherford (17)	77,500	*

All Executive Officers and Directors as a group (13 persons)	2,566,328	4.1%

*	Indicates less than 1%.

(1)	Represents 2,580,950 ordinary shares held by TPG III SM, LLC.

(2)	Represents 3,959,395 ordinary shares held by TPG IV SM, LLC.

(3)	Represents 3,270,168 ordinary shares held by T3 II SM, LLC.

(4)
TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T3 II SM, LLC is indirectly controlled by T3 Advisors II, Inc. (collectively, “TPG Advisors”). David Bonderman and James G. Coulter are directors, officers and the sole shareholders of TPG Advisors. Mr. Bonderman and Mr. Coulter, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities.

(5)
Includes 981,449 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009, of which (i) 120,000 exercisable options are held by family trusts. Mr. MacKenzie has no voting or investment power over one trust containing 60,000 exercisable options established for the benefit of his wife, and he disclaims beneficial ownership of such options and the underlying shares.

(6)	Includes 73,437 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(7)	Includes 327,817 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(8)	Includes 336,738 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(9)	Includes 79,583 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(10)	Ms. Alexy was appointed by the Board of Directors effective September 1, 2009 to replace Dipanjan Deb, who retired from the Board of Directors on June 23, 2009.

(11)
Individual serves as a representative of shareholders, TPG Advisors III, Inc., TPG Advisors IV, Inc., and T3 Advisors II, Inc. Mr. Frantz disclaims beneficial ownership of the securities held by the foregoing entities.

(12)	Includes -0- ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(13)	Includes 40,833 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(14)	Includes 55,500 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

(15)
Represents ordinary shares held by Patel Family Partners, L.P. Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity.

(16)
Represents ordinary shares beneficially owned by Shah Capital Partners, L.P. Ajay Shah holds ultimate management power over Shah Capital Partners, L.P., which gives him investment power over the securities held by such entity. Mr. Shah disclaims beneficial ownership of such securities.

(17)	Includes 77,500 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 15, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.
Based solely on our review of such reports and representations, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the fiscal year ended August 28, 2009.
STRUCTURE OF BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
Director Independence.   We are required to comply with the director independence rules of the NASDAQ and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be composed solely of independent directors. Our Board of Directors has determined that Ms. Alexy and Messrs. McKenna, McKinney, Park, Patel, and Weatherford are each independent in accordance with applicable NASDAQ and SEC rules.
Shareholders’ Agreement.   As of the end of fiscal 2009, a shareholders’ agreement was in effect among us, certain other shareholders, and our principal investors, TPG, Francisco Partners and Shah Capital Partners, which collectively held 34.1% of our outstanding shares. The shareholders’ agreement, which covered matters including corporate governance, restrictions on the transfer of our securities, and information rights, was terminated on September 11, 2009, shortly after fiscal 2009 ended. As a result of such termination, shareholders to such agreement no longer have the right to nominate for election a majority of the members to our Board of Directors and to have the other shareholders party to such agreement vote their ordinary shares to elect the persons so nominated.
As of November 15, 2009, Francisco Partners no longer holds any of our ordinary shares or has a representative serving on our Board of Directors, and TPG and Shah Capital Partners hold approximately 19.1% of our outstanding ordinary shares. TPG and Shah Capital Partners each have a representative who currently serves on our Board of Directors, Messrs. Frantz and Shah, respectively. Mr. Frantz, who will not stand for re-election, is expected to serve the remainder of his term, which ends on January 26, 2010 when our next annual meeting of shareholders is held. Mr. Shah, who will stand for re-election, is the chairman of our Board of Directors and is a member of our Strategy Committee. For a more complete description of the shareholders’ agreement and its termination, see the section captioned “Certain Relationships and Related Party Transactions.”
Director Responsibilities.  We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of nine directors. During fiscal 2009, there were eight meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. During fiscal 2009, each of our directors who are nominated for re-election attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees on which he or she served. Although under SMART’s memorandum and articles of association, each director may serve until his or her death, disability, retirement, resignation or removal (with or without cause) by means of a resolution of the other directors or an ordinary resolution of our shareholders, our policy is to have each director stand for election every year.
Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled meeting of the Board of Directors in fiscal 2009.
Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual meeting of shareholders when practicable. All directors who stood for election or re-election attended our 2009 annual meeting of shareholders.
Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics as well as the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website, www.smartm.com, under Investor Relations.

Communicating with our Board of Directors.  Any shareholder wishing to communicate with our Board of Directors may send a letter to our Corporate Secretary at 39870 Eureka Drive, Newark, California 94560. Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.
Committees of our Board of Directors and Independence of Each Committee Member
Our Board of Directors has four standing committees and, except with respect to certain members of our Strategy Committee, each committee member has been determined by our Board of Directors to be independent in accordance with applicable NASDAQ and SEC rules. A description of each committee and its functions is set forth below. In addition, the current members of each committee and the number of meetings held during fiscal 2009 are shown in the following table.

Nominating
and Corporate
	Audit	Compensation	Governance	Strategy
Director	Committee	Committee	Committee	Committee

Ajay Shah				X
Iain MacKenzie				X
Kimberly E. Alexy	X		X	X
Dennis McKenna	X	X		Chair
Harry W. (Webb) McKinney	X	Chair		X
Dr. C.S. Park		X	Chair
Mukesh Patel				X
Clifton Thomas Weatherford	Chair and Financial Expert		X

Number of committee meetings held during fiscal 2009	15	10	8	2
Audit Committee
The Audit Committee of our Board of Directors reviews our financial statements and accounting practices as well as internal audit function and internal controls and makes recommendations to our Board of Directors regarding the selection of independent auditors. The Audit Committee also reviews and approves material related party transactions. In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our Board of Directors and reviewed by the Audit Committee. Under our corporate governance guidelines, if a director has a conflict of interest, the director must disclose the interest to the Audit Committee and our Board of Directors and must recuse himself or herself from participation in the discussion and must not vote on the matter. In addition, the Audit Committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration, including potential conflicts of interest.
Compensation Committee
The Compensation Committee of our Board of Directors generally oversees our compensation and benefits policies, including our equity incentive program; evaluates executive officer performance and compensation, including making recommendations regarding executive compensation to the Board of Directors; and oversees and sets compensation for our directors. See the Compensation Discussion and Analysis below for further information regarding the Compensation Committee’s processes and responsibilities.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of our Board of Directors identifies and recommends nominees to our Board of Directors, reviews SMART’s management succession plan, and oversees compliance with our corporate governance guidelines.

Strategy Committee
The Strategy Committee of our Board of Directors monitors strategic developments in the industries in which SMART is active and assesses, develops, modifies, and/or recommends long-term corporate strategies, including identifying and setting strategic goals and expectations intended to focus on long-term initiatives instead of day-to-day operations. The Strategy Committee also makes proposals for and reviews major merger and acquisition candidates, investments, product plans and/or product lines, and divestments or restructuring.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or was an officer or employee of SMART during fiscal 2009. None of our executive officers serves or served during fiscal 2009 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.
Consideration of Director Nominees
Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our shareholders. In conducting its assessment, the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of SMART and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by the charter of each committee and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.
Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.
Shareholder Nominees.  Candidates for director recommended by shareholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Nominating and Corporate Governance Committee at the address listed on page 3 of this proxy statement.
Director Compensation
Employee directors and directors who do not meet the standards for independence under SEC and NASDAQ rules do not receive compensation for service on our Board of Directors. Mr. MacKenzie is the only director who is also an employee of SMART and, accordingly, he did not receive any additional compensation for his service on our Board of Directors.
Our non-employee independent directors are entitled to receive the following fees:

Board of Directors — Annual fee	$30,000
Board of Directors — Each meeting attended (excluding telephonic meetings):	$1,500

Committee - Annual fee	Chair	Member

Audit Committee	$15,000	$5,000
Compensation Committee	$8,000	$3,000
Nominating & Corporate Governance Committee	$6,000	$3,000
Strategy Committee	$6,000	$3,000

Committee — Each meeting attended (including telephonic meetings):	$1,000

In March 2009, upon the recommendation of the Compensation Committee, the Board of Directors approved a temporary 20% reduction in the annual fee payable to non-employee independent directors. This temporary reduction, effective as of the third fiscal quarter of 2009, is expected to continue until temporary pay reductions for SMART’s U.S. employees are no longer in effect.
In addition, to remain competitive in attracting and retaining qualified non-employee independent directors, our equity award policy was revised in the fourth fiscal quarter of 2009 to grant time-based restricted stock units in lieu of stock options to non-employee independent directors. Upon first joining the Board of Directors, each non-employee independent director is entitled to an initial award of time-based restricted stock units calculated as follows: (annual unadjusted board fee x 2.5) ÷ the closing price of SMART’s ordinary shares on the NASDAQ on the date of award. Initial awards of time-based restricted stock units vest over four years in equal annual installments, starting on the first year anniversary of the award date. In addition, non-employee independent directors who have served on SMART’s Board of Directors for at least six months are entitled to receive an annual award of time-based restricted stock units calculated as follows: (annual unadjusted board fee x 1.25) ÷ the closing price of SMART’s ordinary shares on the NASDAQ on the date of award. Annual awards of time-based restricted stock units vest on the first year anniversary of the award date.
The following table sets forth cash and equity compensation paid to non-employee independent directors during fiscal 2009 and the aggregate number of equity awards held by each of such directors as of fiscal year-end.

	Fees Earned or	Option	Stock		Options Held as	Stock Held as of
Name	Paid in Cash	Awards (1)	Awards (1)	Total	of 8/28/2009 (2)	8/28/2009 (3)

Dennis McKenna (4)	$22,167	$5,359	$3,185	$30,711	50,000	12,712
Harry W. (Webb) McKinney	$70,417	$121,559	$3,185	$195,161	60,000	12,712
D. Scott Mercer (5)	$47,167	$120,880	—	$168,047	—	—
Dr. C.S. Park	$62,000	$49,572	$3,185	$114,757	58,000	12,712
Mukesh Patel	$47,750	—	$3,185	$50,935	—	12,712
Clifton Thomas Weatherford	$73,000	$76,511	$3,185	$152,696	80,000	12,712

(1)
Represents the dollar amount recognized for financial statement reporting purposes for fiscal 2009 for equity awards granted to each of the directors in fiscal 2009 as well as prior fiscal years, in accordance with FAS 123R and APB 25. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No equity awards were forfeited by any of the directors in fiscal 2009, except for Mr. Mercer who retired from the Board of Directors on January 28, 2009. For additional information on the valuation assumptions, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 28, 2009, or for grants made prior to fiscal 2007 in the Form 10-K for the respective year, as filed with the SEC.

(2)	Represents unvested and vested options held as of August 28, 2009.

(3)	Represents annual awards of time-based restricted stock units on July 28, 2009, all of which were unvested as of August 28, 2009.

(4)	Mr. McKenna was elected to our Board of Directors on January 28, 2009.

(5)	Mr. Mercer retired from our Board of Directors on January 28, 2009. $77,657 of stock-based compensation expense related to the unvested portion of his option awards was reversed during fiscal 2009.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below to serve until our next annual meeting of shareholders. All of these nominees currently serve as our directors. Eugene Frantz will not stand for re-election. If a director nominee becomes unavailable before the election, your proxy authorizes the individuals named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

		Director
Name	Age	Since

Iain MacKenzie	51	2004
Ajay Shah	50	2004
Kimberly E. Alexy	39	2009
Dennis McKenna	60	2009
Harry W. (Webb) McKinney	64	2007
Dr. C.S. Park	61	2004
Mukesh Patel	51	2004
Clifton Thomas Weatherford	63	2005
Set forth below is information about each of our nominees for director:
Iain MacKenzie. Mr. MacKenzie has served as President and as a Director since the acquisition of SMART from Solectron and previously held equivalent positions at SMART from 2002. In September 2005, he was named Chief Executive Officer of SMART. From 1999 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations of the Technology Solutions Business unit of Solectron. Before that, he was responsible for the start up of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Prior to joining SMART, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). He holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland. Mr. MacKenzie serves as a member of our Strategy Committee.
Ajay Shah. Mr. Shah has been a Director and the Chairman of the Board of Directors since April 2004. Mr. Shah is the founder and Managing Director of the Silver Lake Sumeru Fund. In addition, Mr. Shah is the Managing Partner of Shah Capital Partners, a technology private equity firm. From 1999 to 2002, Mr. Shah was the CEO of, and led the founding of, the Technology Solutions Business unit of Solectron which included SMART, Force Computers, DY4 Corporation and US Robotics. In 1988, Mr. Shah co-founded SMART. He currently also serves on the boards of Power-One and several privately held companies. Previously, Mr. Shah served on the board of Flextronics International. Mr. Shah holds an M.S. in Engineering Management from Stanford University, California, and a B.S. in Engineering from the University of Baroda, India. Mr. Shah serves as a member of our Strategy Committee.
Kimberly E. Alexy. Ms. Alexy has been a Director since September 2009. Ms. Alexy is the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities. Prior to Prudential, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers. Before joining Lehman Brothers, Ms. Alexy was Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy also serves on the boards of CalAmp Corp. (NASDAQ: CAMP), Dot Hill Systems Corp. (NASDAQ: HILL), and SouthWest Water Company (NASDAQ: SWWC). Previously, Ms. Alexy served on the board of Maxtor Corp. until its acquisition by Seagate Technology (NASDAQ: STX). Ms. Alexy is a Chartered Financial Analyst (CFA) and holds an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary and a B.A. from Emory University. Ms. Alexy serves as a member of our Audit Committee, Nominating and Corporate Governance Committee, and Strategy Committee.
Dennis McKenna. Mr. McKenna has been a Director since January 2009. Mr. McKenna currently serves as Chairman, CEO and President of Skycross, Inc., a privately held company providing global wireless RF solutions for the mobile phone, entertainment, and computing industries. From 2006 to 2007, Mr. McKenna served as Chairman, CEO, and President of Silicon Graphics, a maker of high performance computing solutions, during its financial restructuring process. Mr. McKenna also served as interim CEO and President of SCP Global Technologies, a manufacturer of semiconductor equipment, during its sale process in 2005. In 1997, Mr. McKenna founded ChipPAC, a provider of semiconductor assembly and test services company listed on the NASDAQ. He served as its Chairman, CEO and President until its sale in 2004 to form STATSChipPAC. Mr. McKenna also serves on the Board of Directors of Pericom Semiconductor, a worldwide supplier of high-speed integrated circuits and frequency control products. Mr. McKenna has served on the Board of Directors of Legerity, Inc., a privately held fabless semiconductor company in the communications market, from 2005 until its sale to Zarlink to 2007. Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan. Mr. McKenna serves as the Chair of our Strategy Committee and as a member of our Audit Committee and our Compensation Committee.

Harry W. (Webb) McKinney. Mr. McKinney has been a Director since April 2007. Mr. McKinney currently serves as an independent management consultant to a variety of companies. When Mr. McKinney retired from Hewlett-Packard in 2003, he served as Executive Vice President in charge of merger integration, global citizenship efforts, organizational effectiveness, and governance initiatives. Other positions held at HP during his 34 year tenure included President of its Business Customer Organization, responsible for worldwide sales, marketing, manufacturing, and delivery of products for HP’s business customers; VP and GM of the PC business, responsible for the development, manufacturing and marketing of commercial desktop, mobile computing and server businesses worldwide; GM of the Home Products Division in 1994, leading HP’s initial entry into the consumer market for home computing products; and GM of the PC Software Division. Mr. McKinney also serves on the boards of four non-profit organizations, aLearn (Silicon Valley chapter), Civic Ventures, Resource Area for Teaching (RAFT), and The American Leadership Forum of Silicon Valley (ALF). Mr. McKinney holds a B.S. and M.S. in Electrical Engineering from the University of Southern California. Mr. McKinney serves as the Chair of our Compensation Committee and as a member of our Audit Committee and our Strategy Committee.
Dr. C.S. Park. Dr. Park has been a Director since June 2004. Dr. Park was the Chief Executive Officer and Chairman of Maxtor Corporation, a company that manufactures hard drives and provides storage solutions, until it was acquired by Seagate Technology in May 2006. Prior to joining Maxtor in November 2004, he served as investment partner and senior advisor at H&Q Asia Pacific, a private equity firm, from April 2004 to September 2004, and as a managing director for the firm from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc., a company that manufactures semiconductor products, from March 2000 to May 2002. Dr. Park also serves on the board of Ballard Power Systems Inc., a Canadian based public company in the fuel cells industry; Brooks Automation, Inc., a provider of automation solutions and integrated subsystems to the semiconductor industry; Computer Sciences Corporation, a publicly-traded leading global information technology services company; and Seagate Technology. He holds a Doctorate in Business Administration from Nova Southeastern University, an M.B.A. from the University of Chicago and a B.A. from Yonsei University, South Korea. Dr. Park serves as the Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.
Mukesh Patel. Mr. Patel has been a Director since April 2004. Mr. Patel is the founder and Managing Director of Invati Capital LLC. Formerly, Mr. Patel served as President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until November 2006, when LSI Logic Corporation acquired it. He also served as Chief Executive Officer of Sparkolor Corporation, which Intel Corporation acquired in 2002. In addition, Mr. Patel co-founded SMART, which Solectron acquired in 1999, serving at SMART as Vice President and General Manager Memory Product Division from August 1995 to August 1998 and as Vice President, Engineering from February 1989 to July 1995. Prior to SMART, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel also serves on the board of AEHR Test Systems. He holds a B.S. in Electrical Engineering from Bombay University, India. Mr. Patel serves as a member of our Strategy Committee.
Clifton Thomas Weatherford. Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software from September 1997 until his retirement in January 2003. With over 36 years of experience in global technology, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schulmberger, and Ungerman-Bass, Inc., a wholly owned subsidiary of Tandem Computers, in the United States, Europe and Japan. Mr. Weatherford also serves on the board and audit committee of each of Advanced Analogic Technologies, InfoUSA Inc., Mellanox Technologies, and Tesco Corporation and as a member of the SEC Federal Advisory Committee on Accounting Standards. Mr. Weatherford holds a B.B.A. from the University of Houston. Mr. Weatherford serves as the Chair and financial expert of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.
There are no family relationships among any of our directors, named executive officers, and persons nominated to become directors.
Board of Directors Recommendation
Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 27, 2010. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in SMART’s and its shareholders’ best interests. Representatives of KPMG LLP are expected to be present at the 2010 annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2009 and 2008.

	Fiscal Year
	2009	2008

Audit fees	$1,948,100	$2,084,177
Audit-related fees	14,704	80,449

Total fees	$1,962,804	$2,164,626
Audit fees consist of services rendered to us and our subsidiaries for the integrated audit of our annual consolidated financial statements and effectiveness of internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, services provided in connection with other statutory audits and regulatory filings, and KPMG LLP’s consent to include our consolidated financial statements in our Form S-8 filing.
Audit-related fees consist of fees billed for assurance and audit-related services, such as attestation services in fiscal 2009 provided for various foreign subsidiaries and, in fiscal 2008, due diligence reviews in connection with merger and acquisition activity.
Pre-approval Policy of Audit Committee of Services Performed by Independent Auditors
The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services to be provided by SMART’s independent auditors before they are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.
All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies or ratified at the next Audit Commitee meeting.
Board of Directors Recommendation
Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm in this Proposal 2.

EXECUTIVE OFFICERS
In addition to Mr. MacKenzie, the following persons were executive officers of SMART as of fiscal year-end:

Name	Age	Position

Barry Zwarenstein	61	Senior Vice President and Chief Financial Officer
Alan Marten	50	Senior Vice President and General Manager, Memory Business Unit
Wayne Eisenberg	51	Vice President, Worldwide Sales
John (Jack) Moyer	60	Vice President, Human Resources
Barry Zwarenstein. Mr. Zwarenstein has served as our Senior Vice President and Chief Financial Officer since September 2008. Mr. Zwarenstein’s key areas of responsibilities include finance, tax, treasury, investor relations, internal audit and Sarbanes-Oxley compliance, business development, and risk management activities. Prior to joining SMART, Mr. Zwarenstein served as Executive Vice President — Finance and Chief Financial Officer of VeriFone Holdings, Inc., a provider of technology that enables electronic payment transactions, from July 2004 to August 2008. Mr. Zwarenstein also served as Vice President — Finance and Chief Financial Officer of Iomega Corporation, a computer storage company, from November 2001 to June 2004. Mr. Zwarenstein is a Director and the Chairman of the Audit Committee of DealerTrack, Inc. Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).
Alan Marten. Mr. Marten has served as Senior Vice President and General Manager of our Memory Business Unit since October 2007. Previously, he served as Vice President and General Manager of our Memory Business Unit since April 2004 and held an equivalent position at SMART from 1997. Mr. Marten is responsible for our product line management, business strategy, oversight and management of engineering, our largest customer, the advance packaging group as well as strategic planning and marketing efforts. Previously, Mr. Marten held the positions of SMART’s Director of Sales from 1990 to 1994 and Vice President of Sales and Marketing from 1995 to 1997. Mr. Marten began his career at AMD as a financial analyst and a product-marketing manager and then joined Arrow Electronics where he served as Director of Product Management Semiconductor and Memory Products from 1987 to 1989. Mr. Marten holds a B.S. in Economics from Santa Clara University.
Wayne Eisenberg. Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART from 2002. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART, including Vice President Sales, Director North American and European Sales, Director North American Sales, Director Western Area OEM Sales, and Director Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.
John (Jack) Moyer. Mr. Moyer has served as our Vice President of Human Resources since November 2007. Mr. Moyer is responsible for our worldwide human resources strategy, organizational development and planning, compensation, benefits, talent acquisition and employee relations. Prior to joining SMART, Mr. Moyer was an independent business consultant from 2006 and handled strategic human resources efforts for high technology companies, emphasizing in areas including merger/acquisition integration, a wide range of compensation matters, benefits, recruitment and organizational development. From 2002 to 2006, Mr. Moyer served as Vice President of Worldwide Human Resources for Chordiant Software, an enterprise software company. He also acquired broad corporate experience, which spans over 25 years and covers software manufacturing, corporate services, public relations, information services, and customer relations functions, from working with companies such as The Santa Cruz Operation, Inc. (SCO), Ore-Ida Foods, Inc., MasPar Computer Corporation, BusinessLand, Inc., and National Micronetics, Inc. Mr. Moyer serves on the board of Junior Achievement (Silicon Valley and Monterey Bay chapter). Mr. Moyer holds an M.B.A. and B.S. in Business Administration with an emphasis in Marketing from San Jose State University.

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis addresses the following topics with respect to executive officer compensation processes and decisions:
•	Administration of Executive Officer Compensation Program

•	Executive Compensation Philosophy and Framework

•	Evaluation of Executive Officer Compensation
For fiscal 2009, executive officers named in the “Summary Compensation Table” below considered to be named executive officers and their respective titles were as follows:
•	Iain MacKenzie, Chief Executive Officer, President, and Director

•	Barry Zwarenstein, Senior Vice President and Chief Financial Officer

•	Michael J. Gennaro, former Principal Financial Officer

•	Mohana Krishnan, former Senior Vice President, Worldwide Operations

•	Alan Marten, Senior Vice President and General Manager, Memory Business Unit

•	Wayne Eisenberg, Vice President, Worldwide Sales

•	John (Jack) Moyer, Vice President, Human Resources
Administration of Executive Officer Compensation Program
Our executive officer compensation program is generally administered by our Compensation Committee, which reports to our Board of Directors. Operating under its charter, the Compensation Committee discusses and evaluates executive officer compensation, benefit plans, and related matters. The annual compensation review includes a review of external market compensation comparisons relative to our peer companies and other comparable companies, executive base salaries, cash incentives and long-term equity awards. The Compensation Committee recommends to the Board of Directors for approval all forms of compensation for our executive officers. The Compensation Committee is comprised of three independent members, and a copy of its charter is available at our website, www.smartm.com, under Investor Relations.
Role of Management. In carrying out its responsibilities, the Compensation Committee asks the CEO and Vice President, Human Resources, to provide information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee believes it is important to consider the CEO’s input, particularly on individual performance as well as expected contribution and future potential of the other named executive officers, because of his daily interaction with them. The CEO may recommend changes in base salaries, target cash incentives, and annual stock option and restricted stock unit grants for named executive officers (other than himself), but the Compensation Committee makes all final recommendations on compensation matters to the Board of Directors. The CEO also recommends to the Board of Directors for approval the annual operating plan, which includes corporate performance objectives and financial goals for the year. As discussed further below, SMART’s quarterly and annual performance for purposes of calculating quarterly and annual bonuses is determined by comparing actual results to the Board-approved annual operating plan.
Role of the Compensation Consultant. The Compensation Committee retained Compensia, Inc. as its outside compensation consultant. Compensia reports to and is accountable to the Compensation Committee. Compensia provides advice, information and recommendations relating to the evaluation of executive compensation, including base salary, cash incentive and equity incentive levels and program structures for our executive officers relative to SMART’s peer group and comparably-sized technology companies. In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of SMART’s compensation philosophy. Compensia also advises the Compensation Committee regarding disclosures, shareholder proposals, and trends and best practices in executive and director pay. In the course of its work, Compensia interacts with management to understand existing company programs and policies, collect current pay program data, review competitive compensation data, obtain feedback on industry trends and best practices, and provide input on the Compensation Discussion and Analysis disclosure. Compensia does not provide, and has not been retained to provide, any services to SMART outside of the work assigned by the Compensation Committee.

Executive Compensation Philosophy and Objectives
Compensation Philosophy
Our executive compensation philosophy is to make our total cash compensation (base salary and target cash incentives) competitive with the companies in our peer group and comparably-sized technology companies. Our executive compensation philosophy is designed to offer the opportunity to earn relatively high rewards based on performance, while providing relatively low guaranteed compensation levels. The application of our philosophy to particular aspects of our executive compensation program continues to evolve as a result of our growth and maturation as a public company. Historically, we have paid salaries to our executives that were generally less than salaries paid to executives of comparably-sized public companies. The low salaries were offset by cash incentives that we felt brought total cash compensation to competitive market levels and equity awards that had potential for significant value if the executives were successful in increasing our stock price over the long-term.
Since our initial public offering, we have been adjusting our executive compensation model to better support SMART as a public company. As discussed in greater detail below, except for the CFO who joined SMART at the beginning of fiscal 2009 and the CEO whose base salary remained unchanged, base salaries for the other executive officers were increased for fiscal 2009 by 13% on average to fall at the competitive market 40th percentile. However, there is significant variability across our executive officers, with individual positioning ranging from below the 25th percentile to the 55th percentile. Target cash incentives for these executive officers were reduced from 85% to 65% to better align them with public company practices, and target total cash compensation for our executive officers remained generally below competitive median practices. In order to reduce costs, effective April 2009, SMART initiated base salary reductions for U.S. employees based on personnel grade. The base salary of the CEO and the other U.S. executive officers was reduced by 20% and 17.5%, respectively. These reductions, although expected to be temporary in nature, remain in place at this time. We continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical for retaining our executive talent and for providing appropriate incentives to drive company performance. We believe that shareholder value is a reasonable measure of long-term success, and therefore, use equity awards as a key component of our executive compensation program. We grant stock options, which will not have any value unless our share price increases, and in the beginning of fiscal 2009, we granted performance-based restricted stock units, as discussed below.
Compensation Objectives
Consistent with our pay-for-performance philosophy, our executive compensation program is designed around four primary objectives:
1.	Maintain modest levels of guaranteed compensation relative to comparably-sized companies.

2.	Motivate and reward executives for operational performance against our annual operating plan.

3.	Align shareholder and executive interests by sharing appreciation in shareholder value through equity awards that increase in value as our stock price rises.

4.	Provide competitive health insurance and welfare programs to assist in cases of catastrophic events, such as death, disability or illness.
Compensation Mix
To support our philosophical framework, we provide a mix of compensation elements that emphasizes cash incentives and long-term equity incentives. The primary elements of SMART’s executive officer compensation program in fiscal 2009 were base salary, quarterly and annual cash incentives, stock options, and performance-based restricted stock units. These elements are discussed below in greater detail under “Evaluation of Executive Officer Compensation.” We also provided health and welfare benefits to our executive officers on substantially similar terms and conditions as provided to most of our employees. In addition, employment arrangements with the CEO and CFO provided for severance protection. Additional detail on these topics can be found in the tables and associated narrative disclosures beginning on page 20.
For fiscal 2009, cash compensation, comprised of base salary (which accounted for 47% excluding the effect of the April 2009 reduction) and quarterly and annual cash incentives (which accounted for 3%), represented 50% of total compensation. Stock options and performance-based restricted stock unit awarded in September 2008 accounted for the remaining 50% of the executives’ total compensation (excluding benefits, payroll taxes, and other arrangements, and valuing stock options using the Black-Scholes method).
We believe the highly variable nature of our executive compensation program, with approximately 54% of total compensation “at risk” and a majority of it based on equity, aligned our executive compensation program with the performance of individuals and the company as a whole.

Target Positioning
SMART does not set pay levels based on specific competitive levels, but as discussed earlier, we generally expect base salaries to fall at the lower end of the competitive range and that significant cash and equity incentives will combine to create a competitive total compensation package. Actual pay to individual executives is determined using the following factors, the first three of which are weighed more heavily:
•	Company and individual performance
•	Scope of the executive officer’s role
•	Individual executive officer experience
•	Individual executive officer qualifications
•	Competitive compensation data from a comparable group of companies
Benchmarking
To assess the competitiveness of our executive compensation program and levels, the Compensation Committee developed, with Compensia’s assistance, a peer group intended to represent companies with technology product manufacturing operations and a similar financial profile to SMART, using the following criteria:
•	U.S. headquartered
•	Publicly traded
•	Industry focus:
•	Electronic manufacturing services (EMS)

•	Semiconductors (with manufacturing operations)

•	Semiconductor equipment

•	Network equipment

•	Electronics
•	Market capitalization generally between $500 million and $1.5 billion
•	Revenue for the most recent four quarters generally between $200 million and $2 billion
•	Price: Revenue multiple less than 2.0
For fiscal 2009, we used the following companies for peer group comparisons:

•	Black Box

•	Brooks Automation

•	Coherent

•	Conexant Systems

•	Cubic
•	Intermec

•	Mattson Technology

•	NetGear

•	Plantronics

•	Plexus
•	Powerwave

•	RF Micro Devices

•	Skyworks Solutions

•	STEC

•	TriQuint Semiconductor
•	TTM Technologies

•	Ultra Clean Holdings

When we compared SMART to these companies, SMART was at the top end of the range in terms of net income for the most recent four quarters reported (~75th percentile) as of the comparison date, and at the lower end of the range in terms of annual revenue (~35th percentile) and market capitalization (<25th percentile).
Compensation data from these companies was evaluated in conjunction with data from the Radford High-Tech Executive Survey covering companies with $500 million to $1 billion in revenue. The peer and survey data together provided the Compensation Committee with market reference points for our executive officers.
Evaluation of Executive Officer Compensation
Elements of Executive Compensation.  In fiscal 2009, our executive compensation program was comprised of four primary elements, which were relatively similar to the prior year:
•	Base salary
•	Quarterly and annual cash incentives
•	Long-term equity incentives consisting of stock options and performance-based restricted stock units
•	Health and welfare benefits and limited perquisites
What Each Compensation Element is Designed to Reward and How It Relates to the Objectives: Each pay element is designed to reward different results as shown below:

Compensation Element	Designed to Reward	Relationship to Compensation Objectives

Base Salary	Experience, knowledge of SMART and industry, dedication to assigned job, and performance by the executive on behalf of SMART	Provide competitive pay to attract and retain talented executives

Variable Pay (Cash Incentives)	Success in financial and operational goals Improvement in specific strategic and operating objectives	Motivate and reward executives to achieve annual business objectives Provide competitive pay to attract and retain talented executives

Long-term Equity Incentives	Increasing shareholder value by achieving strategic goals of revenue and EBIT growth along with other long-term goals	Align the executives’ interests with long-term shareholder interests Provide competitive pay to attract and retain talented executives

Benefits and Other Perquisites	Initial and continued employment by the executive	Provide competitive benefits to attract and retain talented executives
Base Salary
Historically, our practice had been to hold executive salaries low relative to comparably-sized companies. In September 2008, we continued a process initiated in fiscal 2007 of bringing certain executive base salaries into better alignment with the competitive range for public companies. Average base salary increases of 13% were awarded to executive officers, excluding the CEO and CFO. We further reduced the targeted cash incentive percentage for each executive officer (excluding the CEO and CFO) from 85% to 65% to increase the weight of base salary in the total compensation mix. The final decisions on base salary reflect many inputs, including individual performance over the prior year, competitive pay levels among peer group companies and, when applicable, promotions to more senior organizational levels. As noted earlier, effective April 2009, the base salary of our CEO was reduced by 20%, and the base salary of our other U.S. executive officers was reduced by 17.5%. These base salary reductions remain in place at this time.
Our CEO’s base salary is the highest because he has the central management role, which is consistent with our review of market practice. Our CFO’s base salary is generally higher than other executive officers because of the importance of retaining consistent and quality financial expertise as a public company, although in other aspects of compensation, our executive officers’ compensation may be similar. The base salaries of other executives are determined based upon their overall duties and responsibilities, their experience and qualifications, and the competitive marketplace for their role.

Cash Incentives
SMART’s executive officers (and other employees) are eligible to participate in our cash incentive program, which is designed to reward individual performance and overall company performance against the annual operating plan on a quarterly and annual basis. The annual operating plan is approved by the Board of Directors before the beginning of each fiscal year or as soon as practicable thereafter. We pay executive officers 50% of the cash incentive achieved on a quarterly basis while the remaining 50% of each quarter’s performance is reserved until after the end of the fiscal year and may be paid if the annual operating plan and individual performance objectives are met or if the Compensation Committee recommends payment. The performance measurement process and the cash incentive pool percentage for each performance period is calculated based on SMART’s earnings before interest and taxes (“EBIT”) against the Board-approved operating plan for the relevant quarter or year. Although we did not meet our fiscal 2009 EBIT target of $47.1 million, we partially met our first quarter EBIT target as shown in the table below. We use EBIT because, although it is not the same as our reported GAAP earnings, it provides an important measure of our operations. For fiscal 2009, if we achieved a threshold level of 50% performance against the applicable quarterly or annual operating plan, the cash incentive pool was funded. Above this threshold level of performance, the cash incentive pool varies from 50% to 100% when the performance level ranges from 50% to 100%. If the performance level exceeds 100%, then the cash incentive pool is equal to our EBIT performance as a percentage of the annual operating plan, up to a maximum of 150%. (For instance, if we achieve EBIT equal to 110% of the annual operating plan, then the cash incentive pool is typically 110%.)
Upon the recommendation of the Compensation Committee, the Board of Directors generally approves the quarterly and annual cash incentive payout percentage that SMART may pay to the CEO and other executive officers. In fiscal 2009, for each performance period, the formula for calculating the cash incentive pool for our executive officers was as follows:
Target Cash Incentive for the Period * Cash Incentive Pool % * Payout % = Cash Incentive
Executives must be actively employed on the date the cash incentive is calculated to receive payment for the applicable quarterly or annual cash incentive. The performance measurement is derived from the financial measures reported in our quarterly and annual filings, and we have not implemented a policy to recoup cash incentives in the event of a future restatement of financial results.
For fiscal 2009, the target cash incentive as a percentage of base salary for each named executive officer was 65% (except that the CEO’s was 100% and the CFO’s was 67%). For fiscal 2009, the named executive officers earned aggregate cash incentives of approximately 9% of the target amount. For each of the five performance periods, the cash incentive achieved (as a percentage of the target) were as follows:

Cash Incentive Achieved
Performance Period	as a % of Target
Q1 2009	73%*
Q2 2009	0%
Q3 2009	0%
Q4 2009	0%
FYE 2009	0%*

*
As described under “Cash Incentives,” we pay executive officers 50% of the cash incentive achieved on a quarterly basis while the remaining 50% of each quarter’s performance is reserved until after the end of the fiscal year. While 50% of the 73% cash incentive achieved was paid for the performance period, Q1 2009, the remaining 50% was not paid because the annual operating plan for the performance period, FYE 2009, was not met.

Equity Compensation
At the beginning of fiscal 2009, we granted stock options and performance-based restricted stock units to our executive officers to provide additional incentives tied to our EBIT performance. Performance-based restricted stock units would vest if SMART achieved the fiscal 2009 EBIT target (adjusted to exclude stock-based compensation expense) approved by the Board of Directors and the executive officer remained employed by SMART for two years after the date of grant. We believe that stock options and performance-based restricted stock units provide long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through SMART’s performance and rewarding executives for creating shareholder value. In determining individual equity awards, we consider many factors, the first two of which are most important:
•	Individual performance

•	Company performance

•	Role of the individual

•	Organizational criticality

•	Competitive market practices

•	Unvested equity position
Our CEO receives a significantly higher number of stock options and performance-based restricted stock units than our other executives because we believe that he has the most direct impact on meeting our corporate performance objectives. Stock options have exercise prices equal to the closing stock price on the date of grant; therefore, the options only have value if our stock price increases. Annual stock option grants vest in equal monthly installments over four years to increase their retentive impact. The Board of Directors approves annual equity awards to executive officers during its regularly scheduled board meeting in the first quarter of each fiscal year. Stock options and performance-based stock units granted to executives in fiscal 2009 are listed in the “Grants under Plan-Based Awards” table.
Benefits and Perquisites
We provide our executive officers with a health and welfare benefit program and an opportunity to participate in a 401(k) retirement savings plan, which offers employer matching of employee contributions of up to 4%. In April 2009, SMART suspended the 401(k) matching program for the remainder of calendar year 2009. Participation by executive officers in these plans is on substantially the same terms and conditions as participation by our U.S. employees. We also provide limited additional benefits to our executive officers, which include higher life insurance coverage, higher disability insurance coverage, annual physical exams, and financial counseling services. We believe these additional benefits are appropriate because of market practice and the importance of focused executives on the operations of our business.
Post-Employment Benefits
As disclosed under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement, we are obligated to provide severance benefits if the CEO is terminated without cause or resigns for good reason and if the CFO is terminated (or deemed terminated) without cause as a result of a change in control. Severance benefits consist of payments equal to 12 months of base salary, his respective annual target cash incentive, and 12 months of health benefits.
The Compensation Committee believes these arrangements sustain the CEO and CFO’s continued attention and dedication of the executive to his respective assigned duties, and thus helps ensure the best interests of shareholders. For additional details of our employment arrangements with the CEO and CFO and their potential costs, see the disclosure under “Potential Payments Upon Termination or Change-in-Control”.
Tax Considerations
We have not adopted a policy that all compensation must qualify as deductible. However, we generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. For example, Section 162(m) of the Internal Revenue Code limits our tax deductibility of compensation in excess of $1 million paid to our CEO or certain other highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. No executive officer was paid in excess of $1 million in fiscal 2009.

REPORT OF THE COMPENSATION COMMITTEE
The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
Harry W. (Webb) McKinney, Chairman
Dennis McKenna
Dr. Chong Sup Park
EXECUTIVE OFFICER COMPENSATION
The following table sets forth compensation information for our chief executive officer, each individual who served as our chief financial officer and principal financial officer during the last fiscal year, and three other executive officers who were our most highly compensated executive officers for the fiscal year ended August 28, 2009 (collectively, our “named executive officers”).
Summary Compensation Table

			Option	Non-Equity Incentive	All Other
	Fiscal	Salary	Awards	Plan Compensation	Compensation
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	Total ($)

Iain MacKenzie, President and	2009	$425,077	$926,775	$41,063	$27,619	$1,420,534
Chief Executive Officer	2008	473,077	692,589	146,813	23,012	1,335,490
	2007	348,462	493,586	344,750	19,020	1,205,817

Barry Zwarenstein, Senior Vice President and	2009	$315,000	$78,723	$21,353	$30,321	$445,396
Chief Financial Officer (5)

Michael J. Gennaro, former Principal	2009	$148,400	—	—	—	$148,400
Financial Officer (6)	2008	320,721	—	—	—	320,721

Mohana Krishnan, former Senior Vice President,	2009	$151,436	$298,866	$16,867	$6,016	$473,188
Worldwide Operations (7)	2008	244,876	262,767	68,892	14,991	591,926
	2007	190,681	163,987	222,567	15,227	592,462

Alan Marten, Senior Vice President and	2009	$255,583	$303,806	$16,014	$15,136	$590,539
General Manager, Memory Business Unit	2008	256,038	267,708	66,555	15,546	605,848
	2007	192,738	169,022	211,075	14,954	587,790

Wayne Eisenberg, Vice President,	2009	$243,870	$252,267	$17,590	$17,691	$531,419
Worldwide Sales	2008	233,462	219,149	61,009	16,527	530,147
	2007	189,318	152,590	197,550	14,320	553,778

John (Jack) Moyer, Vice President, Human Resources (8)	2009	$225,531	$134,777	$15,392	$26,605	$402,304

Note:
No dollar amount was recognized for financial statement reporting purposes for fiscal 2009 for performance-based restricted stock unit awards granted to each of the named executive officers in fiscal 2009 because the performance criteria was not expected to be met as of August 28, 2009. See the “Grants of Plan-based Awards” table below for information on performance-based restricted stock units granted in fiscal 2009 and footnote (3) for the cancellation of such grants in fiscal 2010.

(1)
Effective April 2009, the base salary of Mr. MacKenzie was reduced by 20%, and the base salary of the other U.S. executive officers was reduced by 17.5%. In connection with such reduction, SMART allowed U.S. executive officers to exchange accrued vacation hours for cash at their respective base salary rate. This column includes the impact of the salary reduction and amounts paid to Messrs. MacKenzie, Zwarenstein, Marten, Eisenberg, and Moyer for accrued vacation: $9,692, $-0-, $7,217, $14,159, and $1,685, respectively.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes for fiscal 2009 for stock options granted to each of the named executive officers in fiscal 2009 as well as prior fiscal years, in accordance with FAS 123R and APB 25. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the named executive officers in fiscal 2009, except in the case of Mr. Krishnan when he left SMART in April 2009. For additional information on the valuation assumptions, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 28, 2009, as filed with the SEC, or for grants made prior to fiscal 2007, in the Form 10-K for the respective year. See the “Grants of Plan-Based Awards” table below for information on stock options granted in fiscal 2009.

(3)	See the “Cash Incentive” section of the Compensation Discussion and Analysis above for a description of this program.

(4)
For fiscal 2009, amounts in this column consist of the following items for Messrs. MacKenzie, Zwarenstein, Marten, Eisenberg, and Moyer: 401(k) match (prior to suspension of the matching program in April 2009) of $7,596, $4,731, $4,973, $8,346, and $6,242, respectively; life, accidental death and dismemberment, and disability insurance premiums of $7,416, $14,781, $5,737, $5,398, and $10,346, respectively; annual physical exams; and reimbursed financial consulting expenses. For Mr. Krishnan, $5,650 of all other compensation represents vehicle and other transportation expenses, and the remaining portion represents medical expenses.

(5)	Mr. Zwarenstein joined SMART on September 8, 2008 and became our principal financial officer in November 2008.

(6)	Amount paid under a consulting agreement with FLG Partners, LLC, of which Mr. Gennaro is a partner. The consulting engagement began in fiscal 2008 and ended in fiscal 2009.

(7)
Mr. Krishnan, who was based in Malaysia, was paid in Malaysian ringitt. His compensation data throughout the proxy statement is shown in US dollars. For fiscal 2009, Mr. Krishnan’s compensation was calculated based using an exchange rate of 0.28. Mr. Krishnan’s salary includes a “13th month” of salary that is statutorily required to be paid to individuals employed in Malaysia. Mr. Krishnan left SMART in April 2009. $125,540 of stock-based compensation expense related to the unvested portion of his option awards was reversed during fiscal 2009.

(8)	Information for fiscal 2008 and 2007 is not included for Mr. Moyer, who became an executive officer in fiscal 2009.

Grants of Plan-Based Awards
The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended August 28, 2009.

					All Other Stock	All Other Option	Exercise
					Awards:	Awards: Number	Price of	Grant Date
		Estimated Potential Payouts Under			Number of	of Securities	Option	Fair Value of
	Grant	Non-Equity Incentive Plan Awards (1)			Shares of Stock	Underlying	Awards	Equity
Name	Date	Threshold	Target	Maximum	or Units (2)	Options (3)	($/sh)	Awards (4)

Iain MacKenzie	9/25/08	—	—	—	100,000	—	—	—
	9/23/08	—	—	—	—	225,000	$2.84	$329,198
		$225,000	$450,000	$675,000	—	—	—	—

Barry Zwarenstein	9/25/08	—	—	—	60,000	—	—	—
	9/23/08	—	—	—	—	20,000	$2.84	$29,262
	9/22/08	—	—	—	—	200,000	$3.00	$309,100
		$120,600	$241,200	$361,800	—	—	—	—

Michael J. Gennaro (5)	—	—	—	—	—	—	—	—

Mohana Krishnan	9/25/08	—	—	—	60,000	—	—	—
	9/23/08	—	—	—	—	80,000	$2.84	$117,048
		$87,750	$175,500	$263,250	—	—	—	—

Alan Marten	9/25/08	—	—	—	60,000	—	—	—
	9/23/08	—	—	—	—	80,000	$2.84	$117,048
		$87,750	$175,500	$263,250	—	—	—	—

Wayne Eisenberg	9/25/08	—	—	—	40,000	—	—	—
	9/23/08	—	—	—	—	80,000	$2.84	$117,048
		$81,250	$162,500	$243,750	—	—	—	—

John (Jack) Moyer	9/25/08	—	—	—	40,000	—	—	—
	9/23/08	—	—	—	—	80,000	$2.84	$117,048
		$78,000	$156,000	$234,000	—	—	—	—

(1)
A 50% threshold performance level must be met before a 50% cash payout would occur. The maximum is 150% of the target level, which is a percentage of base salary. For additional details, see the “Cash Incentive” section of the Compensation Discussion and Analysis above.

(2)
On the date of grant and on the last day of the fiscal 2009, the closing price of SMART’s stock was $3.10 and $4.01 per ordinary share, respectively. On the last day of fiscal 2009, August 28, 2009, the performance criteria for performance-based restricted stock units included in this column was not expected to be met. On the performance determination date, November 9, 2009, SMART determined that the performance criteria of the performance-based restricted stock units was not met, and they were canceled. No stock-based compensation expense was recognized for these canceled performance-based restricted stock units.

(3)	The options become vested and exercisable on a monthly basis over a four-year period.

(4)
This column represents the “fair value” as of the grant date determined pursuant to FAS 123R for accounting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the named executive officers in fiscal 2009, except for Mr. Krishnan, who left SMART in April 2009. For additional information on the valuation assumptions, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 28, 2009, as filed with the SEC.

(5)	SMART did not grant any equity or non-equity awards to Mr. Gennaro.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table provides information on the holdings of equity awards by the named executive officers at August 28, 2009. This table includes unexercised and unvested equity awards. Each equity grant is shown separately for each named executive officer. Other than stock options and performance-based restricted stock units, there were no other types of equity awards outstanding at August 28, 2009.

	Equity Awards
			Number of	Number of
		Number	Securities	Securities
		of Stock	Underlying	Underlying	Option	Option
	Grant Date	Awards	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	(1)	(2)	Exercisable	Unexercisable	Price	Date

Iain MacKenzie	9/25/08	100,000	—	—	—	—
	9/23/08	—	51,562	173,438	$2.84	9/22/18
	10/2/07	—	103,125	121,875	$7.50	10/1/17
	9/26/06	—	109,375	40,625	$9.97	9/25/16
	9/01/05	—	55,993	—	$2.09	8/31/15
	6/17/04	—	536,161	—	$0.17	6/16/14

Barry Zwarenstein (3)	9/25/08	60,000	—	—	—	—
	9/23/08	—	—	20,000	$2.84	9/22/18
	9/22/08	—	—	200,000	$3.00	9/21/18

Michael J. Gennaro (4)	—	—	—	—	—	—

Mohana Krishnan (5)	—	—	—	—	—	—

Alan Marten	9/25/08	60,000	—	—	—	—
	9/23/08	—	18,333	61,667	$2.84	9/22/18
	10/2/07	—	51,562	60,938	$7.50	10/1/17
	9/26/06	—	43,750	16,250	$9.97	9/25/16
	9/15/05	—	57,083	1,683	$4.71	9/14/15
	6/17/04	—	125,760	—	$0.17	6/16/14

Wayne Eisenberg	9/25/08	40,000	—	—	—	—
	9/23/08	—	18,333	61,667	$2.84	9/22/18
	10/2/07	—	34,375	40,625	$7.50	10/1/17
	9/26/06	—	36,458	13,542	$9.97	9/25/16
	9/15/05	—	57,093	1,683	$4.71	9/14/15
	6/17/04	—	166,400	—	$0.17	6/16/14

John (Jack) Moyer	9/25/08	40,000	—	—	—	—
	9/23/08	—	18,333	61,667	$2.84	9/22/18
	11/19/07	—	43,750	56,250	$8.93	11/18/17

(1)
June 17, 2004 stock option grants vested 1/4 on the 1st year anniversary of the grant date and thereafter 1/48th per month over the following 36 months; all subsequent stock option grants vest at a rate of 1/48th per month over 48 months following the grant date.

(2)	See footnote (3) in the “Grants of Plan-based Awards” table above regarding the cancellation of these performance-based restricted stock units.

(3)	Mr. Zwarenstein joined SMART on September 8, 2008.

(4)	Mr. Gennaro does not hold any equity awards.

(5)
Mr. Krishnan’s resignation from SMART was effective April 1, 2009 (“Termination Date”), and his performance-based restricted stock units were canceled on the Termination Date. Under our stock incentive plan, Mr. Krishnan had 90 days from the Termination Date to exercise any options that had vested on or before the Termination Date. On July 1, 2009, Mr. Krishnan’s vested, but unexercised options were canceled.

Option Exercises During Fiscal 2009
The following table provides information on the exercise of stock options by the named executive officers during the fiscal year ended August 28, 2009. Other than stock options, there were no shares acquired on vesting of any other types of stock awards.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)

Iain MacKenzie	188,339	$79,102

Barry Zwarenstein	—	—

Michael J. Gennaro (2)	—	—

Mohana Krishnan	16,000	$41,920

Alan Marten	—	—

Wayne Eisenberg	27,025	$20,539

John (Jack) Moyer	—	—

(1)
Represents the aggregate value of options exercised, using the closing price on the exercise date minus the applicable exercise price of the option. When the options were exercised, no value was realized because the shares acquired were held and not sold.

(2)	Mr. Gennaro does not hold any equity awards.
Potential Payments Upon Termination or Change-in-Control
Under an employment agreement with Mr. MacKenzie, our CEO, if he is terminated without “cause” or resigns for “good reason” (each as further defined in his employment agreement), in exchange for a release of claims, he will receive payments equal to 12 months of base salary and his annual target cash incentive of 100% and will be provided with 12 months of health benefits. The potential aggregate cost of severance benefits payable to the CEO is approximately $916,000, which is based on 12 months of current base salary ($450,000), annual target cash incentive ($450,000), and the estimated cost of health benefits ($16,000).
Pursuant to our employment offer letter with Mr. Zwarenstein, our CFO, if, following a change of control, he is terminated without “cause” or deemed terminated as a result of a material reduction in base compensation or duties (each as further defined in his letter), in exchange for a release of claims, he will receive payments equal to 12 months of base salary and his annual target cash incentive of 67% and will be provided with 12 months of health benefits. The potential aggregate cost of severance benefits payable to the CFO is approximately $617,000, which is based on 12 months of current base salary ($360,000), annual target cash incentive ($241,000), and the estimated cost of health benefits ($16,000).

Equity Compensation Plan Information
This table summarizes our equity plan information as of August 28, 2009.

	Number of Securities to be	Weighted Average	Number of Securities
	Issued Upon Exercise of	Exercise Price of	Available for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity Compensation
	Warrants and Rights at	Warrants and Rights	Plan at Fiscal Year-End
Plan Category	Fiscal Year-End (000’s)	at Fiscal Year-End	(000’s)

Equity compensation plan approved by shareholders (1)	8,796	$4.99	2,039
Equity compensation plan not approved by shareholders	—	—	—
Total	8,796	$4.99	2,039

(1)
Represents our Amended and Restated Stock Incentive Plan. The number of ordinary shares available under our Amended and Restated Stock Incentive Plan automatically increases on the first day of each fiscal year (beginning in fiscal 2007 through fiscal 2017) by an amount equal to the lesser of (i) 2,500,000 ordinary shares, (ii) 3% of the number of ordinary shares outstanding on the date of the increase, or (iii) an amount determined by the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Our Principal Investors
As of the end of fiscal 2009, the agreements described below were in effect with our principal investors, TPG, Francisco Partners and Shah Capital Partners, which collectively held 34.1%. As of November 15, 2009, Francisco Partners no longer holds any of our ordinary shares, and TPG and Shah Capital Partners now hold approximately 19.1% of our outstanding ordinary shares.
Shareholders’ Agreement
During fiscal 2009, we, TPG, Francisco Partners, Shah Capital Partners, and certain other shareholders were parties to a shareholders’ agreement that covered matters including corporate governance, restrictions on the transfer of our securities, and information rights. The shareholders’ agreement was terminated on September 11, 2009, shortly after fiscal 2009 ended. As a result of such termination, these shareholders no longer have any of the rights or obligations contained in the shareholders’ agreement. Rights and obligations had included the right to nominate for election a majority of members to our Board of Directors and to have the others vote their ordinary shares to elect the persons so nominated. Among other rights terminated, the right of these shareholders, acting collectively, to restrict us from taking certain significant actions relating to our business, policies and affairs, was also terminated.
Advisory Agreements with TPG, Francisco Partners and Shah Capital Partners
In April 2004, we entered into advisory agreements with entities affiliated with each of TPG, Francisco Partners and Shah Capital Partners, pursuant to which such advisors may provide financial, advisory and consulting services to us and our affiliates. These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our Board of Directors and each of these advisors may agree. During fiscal 2009, we did not incur or pay fees under any of these advisory agreements, which remain in effect.
Transactions with Vendors Affiliated with a Former Executive Officer
During fiscal 2009, we made payments totaling $6.3 million to manufacturing vendors who were affiliated with our former Senior Vice President, Worldwide Operations, Mohana Krishnan.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.
The Audit Committee (the “Committee”), currently composed of four independent directors, serves in an oversight capacity and is not intended to be part of SMART’s operational or managerial decision-making process. SMART’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, KPMG LLP, is responsible for auditing those statements. The Committee’s principal purpose is to monitor these processes. The key responsibilities of the Committee are set forth in our charter, which is available on our website, www.smartm.com, under Investor Relations.
The Committee regularly met and held discussions with management and KPMG LLP in fiscal 2009. Management represented to us that SMART’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements with management and KPMG LLP. We also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.
The Committee has discussed with KPMG LLP its independence from SMART and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether KPMG LLP’s provision of audit and non-audit services to SMART by KPMG LLP is compatible with maintaining the independence of KPMG LLP from SMART.
The Committee discussed with KPMG LLP the overall scope and plans for its audit. The Committee meets with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluation of SMART’s internal controls and the overall quality of SMART’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. SMART obtains these services from other service providers as needed.
Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in SMART’s Annual Report on Form 10-K for the year ended August 28, 2009, for filing with the SEC.
We have appointed KPMG LLP as SMART’s independent auditors for fiscal 2010.
Members of the Audit Committee
Clifton Thomas Weatherford, Chairman
Kimberly E. Alexy
Dennis McKenna
Harry W. (Webb) McKinney
The foregoing report has been furnished by the Audit Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

OTHER MATTERS
We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as SMART or SMART’s Board of Directors may recommend.
BY ORDER OF THE BOARD OF DIRECTORS
Ann T. Nguyen
General Counsel and Corporate Secretary
December 18, 2009

2010 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.
January 26, 2010
10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Blvd.
Newark, California 94560
Upon arrival, please present this admission ticket and
photo identification at the registration desk.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	01 — Iain MacKenzie	02 — Ajay Shah	03 — Harry W. (Webb) McKinney	+
		04 — Kimberly E. Alexy	05 — Dennis McKenna	06 — Dr. C.S. Park
		07 — Mukesh Patel	08 — Clifton Thomas Weatherford

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 27, 2010.	☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.
B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name (or names) appears on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officer(s). Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+
014AIC

2010 Annual General Meeting Admission Ticket
2010 Annual General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.
January 26, 2010
10:00 a.m. (PST)
Courtyard by Marriott
34905 Newark Blvd.
Newark, California 94560
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
SMART MODULAR TECHNOLOGIES (WWH), INC.
ATTN: INVESTOR RELATIONS
39870 EUREKA DRIVE
NEWARK, CALIFORNIA 94560
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to SMART Modular Technologies (WWH), Inc., c/o: Computershare, PO Box 43126, Providence RI 02940.
SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SMART MODULAR TECHNOLOGIES (WWH), INC.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
JANUARY 26, 2010
The undersigned hereby appoints IAIN MACKENZIE and BARRY ZWARENSTEIN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on January 26, 2010, at 10:00 a.m. (PST) at the Courtyard by Marriott, 34905 Newark Blvd., Newark, California 94560, and any adjournment, postponement or continuation thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.